Exhibit 99.1

HANSEN MEDICAL REPORTS SECOND QUARTER AND

SIX-MONTH 2011 RESULTS

Growing Commercial Momentum;

CE Mark Sets European Launch of Magellan™ Robotic System in Motion

MOUNTAIN VIEW, CA. – August 3, 2011 – Hansen Medical, Inc. (Nasdaq: HNSN), a global leader in flexible catheter robotics and the developer of robotic technology for accurate 3D control of catheter movement, today reported business highlights and financial results for the second quarter and six months ended June 30, 2011.

The Company continues to build its commercial momentum as it posted its second consecutive strong quarter of system sales in its electrophysiology (EP) business, strengthened its EP sales pipeline, and achieved a key milestone in July with the receipt of a CE Mark for its Magellan™ Robotic System, the Company’s vascular robotic system - initiating commercial activities in the European Union.

Second Quarter Summary and Recent Business Highlights

•	Secured CE Mark for the Magellan Robotic System

•	Filed 510(k) pre-market notification application with the U.S. Food and Drug Administration for Magellan Robotic System and Northstar™ Robotic Catheter

•	Conducted the first public exhibitions of Magellan Robotic System to physicians and other attendees at key US and European vascular symposia.

•	Sensei® Robotic Catheter Systems: Shipped 3 systems (2 U.S. and 1 internationally); recognized revenue on 5 systems

•	Growth in Catheter Sales: 682 catheters, up 23% year over year

•	Growth in Procedures: 596 procedures, up 2% year over year

•	Cash, cash equivalents and short term investments: $37.2 million at June 30, 2011

•	Strengthened executive leadership: hired new Chief Financial Officer

Six Month 2011 Summary

•

Sensei Robotic Catheter Systems: Shipped 5 systems (2 U.S. and 3 internationally); recognized revenue on 10 systems (5 U.S. and 5 internationally); 11 systems in deferred revenue. Since commercial launch in mid-2007, shipped 102 systems worldwide

•	Growth in Catheter Sales: Record 1,375 catheters, up 15% year over year

•	Growth in Procedures: Record 1,267 procedures performed in first six months, up 6% year over year

•	New Product: Full launch of Lynx® Irrigated Ablation Catheter for the treatment of atrial fibrillation in Europe

•	Strengthened commercial leadership: hired new Vice President of U.S. Commercial Operations

“The first half of 2011 has shown steady positive growth in momentum in our EP business as we recognized revenue on 10 Sensei Systems, and are well on our way to exceeding the 12 systems recognized in all of 2010. In addition, the progress and excitement building toward the commercial launch of our Magellan Robotic System has been encouraging,” said Bruce Barclay, president and chief executive officer of Hansen Medical. “Leveraging the strength of our new senior executive team, we are executing a well thought out commercial plan to improve results and chart a path toward profitability. We believe that both the EP and vascular businesses will continue to gain traction as we focus on growing clinical experience, providing world-class training, strengthening our sales force and beginning the European and planned U.S. commercial launch of the Magellan Robotic System in the second half of the year.”

2011 Second Quarter Financial Results

Total revenue for the second quarter ended June 30, 2011 was $5.3 million compared to revenue of $7.0 million in the same period in 2010. During the second quarter, the company recognized revenue on five Sensei Robotic Systems as well as shipment of 682 catheters. The company shipped a total of three systems all of which were recognized as revenue in the quarter. Further, 596 EP procedures were performed in the period with company products. As of June 30, 2011, the company had a total deferred revenue balance of $8.4 million that includes prior shipment of 11 Sensei systems that have not been recognized as revenue.

Cost of revenues for the second quarter was $3.9 million and included non-cash stock compensation expense of $227,000. As a result, gross profit for the quarter was $1.4 million and gross margin was 25.8 percent. This compares to gross profit of $2.5 million and gross margin of 35.7 percent for the same period in 2010, which included non-cash stock compensation expense of $156,000.

Research and development expenses for the second quarter, including non-cash stock compensation expense of $433,000, were $2.6 million, compared to $6.1 million for the same period in 2010, which included non-cash stock compensation expense of $372,000. The decrease in research and development expenses was primarily the result of a $2.6 million increase in the financial accounting offset arising from the recognition of funded development costs under the joint development agreement with Philips, and a decrease in the development costs associated with the company’s Magellan Robotic System.

Selling, general and administrative expenses for the second quarter, including non-cash stock compensation expense of $749,000, were $7.2 million, compared to $7.2 million for the same period in 2010, which included non-cash stock compensation expense of $504,000.

Net loss for the second quarter, including total non-cash stock compensation expense of $1.4 million, was $8.8 million, or $0.16 loss per share, based on average shares outstanding of 54.7 million shares. This compares favorably with a net loss for the second quarter of 2010, including non-cash stock compensation expense of $1.0 million, of $10.9 million, or $0.22 loss per share, based on average shares outstanding of 50.1 million shares.

Cash, cash equivalents and short-term investments as of June 30, 2011 were $37.2 million, compared to $45.1 million as of March 31, 2011, and $28.0 million as of December 31, 2010.

Hansen Medical Conference Call

Company management will hold a conference call to discuss its 2011 second quarter results today, August 3, 2011, at 2:00 p.m. Pacific (5:00 p.m. Eastern). Investors are invited to listen to the call live via the Internet using the link available within the “Investor Relations” section of Hansen Medical’s website at www.hansenmedical.com. Additionally, participants can dial into the live conference call by calling 888-846-5003 or 480-629-9713. An audio replay of the webcast will be available approximately one hour after the completion of the conference call through August 10, 2011, by calling 877-870-5176 or 858-384-5517, and entering access code 4459833.

About Hansen Medical, Inc.

Hansen Medical, Inc., based in Mountain View, California, develops products and technology using robotics for the accurate positioning, manipulation and control of catheters and catheter-based technologies. The company’s Sensei® X Robotic Catheter System and Artisan Control Catheter were cleared by the U.S. Food and Drug Administration for manipulation and control of certain mapping catheters in electrophysiology (EP) procedures. This robotic catheter system is compatible with fluoroscopy, ultrasound, 3D surface map and patient electrocardiogram data. In the United States, the Sensei System is not approved for use in guiding ablation procedures; this use remains experimental. The U.S. product labeling therefore provides that the safety and effectiveness of the Sensei X System and Artisan catheter for use with cardiac ablation catheters in the treatment of cardiac arrhythmias, including atrial fibrillation (AF), have not been established. In the European Union, the Sensei X System and Artisan catheter are cleared for use during EP procedures, such as guiding catheters in the treatment of AF, and the Lynx® Robotic Ablation Catheter is cleared for the treatment of AF. The company’s Magellan™ Robotic System, which is intended to facilitate navigation to anatomical targets in the peripheral vasculature and subsequently provide a conduit for manual placement of therapeutic devices, has undergone conformity assessment and CE marking and is commercially available in the European Union. The NorthStar™ Robotic Catheter and related accessories designed for use with the Magellan Robotic System are not yet CE marked. In the U.S., the Magellan™ Robotic System, the NorthStar™ Robotic Catheter and accessories are the subject of a current filing with the FDA and are not commercially available. Additional information can be found at www.hansenmedical.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve risks, uncertainties, assumptions and other factors which, if they do not materialize or prove correct, could cause Hansen Medical’s results to differ materially from those expressed or implied by such forward-looking statements. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “plan,” “expects,” “believes,” “goal,” “estimate,” and similar words. Hansen Medical intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in Section 21E of the Exchange Act and the Private Securities Litigation Reform Act of 1995. Examples of such statements include statements about the expectations for improved results, profitability and increasing traction for the Company’s EP and vascular businesses, plans for growing clinical experience, providing world-class training and strengthening the Company’s sales force, and plans for the commercial launch of the Company’s Magellan Robotic System. Important factors that could cause actual results to differ materially from those indicated by forward-looking statements include, among others, uncertainty regarding the timing and responses to the Company’s regulatory filings, uncertain timelines, costs and results of commercialization efforts, potential safety and regulatory issues that could delay, suspend or terminate clinical studies, regulatory approvals or sales, manufacturing, sales, training and usage risks associated with the introduction of new products, our ability to plan and manage cost-reduction or operational efficiency initiatives, the scope and validity of intellectual property rights applicable to the Company’s products, and the Company’s ability to maintain its remedial actions over previously reported material weaknesses in internal controls over financial reporting. These and other risks are described in greater detail under the heading “Risk Factors” contained in the Company’s periodic SEC filings, including its Quarterly Report on Form 10-Q filed with the SEC on May 10, 2011. Given these uncertainties, you should not place undue reliance on the forward-looking statements in this press release. The Company undertakes no obligation to revise or update information herein to reflect events or circumstances in the future, even if new information becomes available.

Hansen Medical, Heart Design, Hansen Medical & Heart Design, Sensei, Artisan and Lynx are registered trademarks, and Magellan and NorthStar are trademarks of Hansen Medical, Inc. in the United States and other countries.

Investor Contacts:
Peter J. Mariani	Matt Clawson
Chief Financial Officer	Allen & Caron Inc
Hansen Medical	949.474.4300
650.404.5800	matt@allencaron.com

TABLES FOLLOW

HANSEN MEDICAL

Condensed Consolidated Statements of Operations

(unaudited)

(in thousands, except per share data)

	Three months ended June 30,		Six months ended June 30,
	2011	2010	2011	2010
Revenues	$5,320	$6,950	$10,599	$9,661
Cost of goods sold	3,945	4,472	8,407	8,042

Gross profit	1,375	2,478	2,192	1,619

Operating expenses:
Research and development	2,615	6,073	6,800	10,840
Selling, general and administrative	7,151	7,189	15,195	14,920
Gain on settlement of litigation	—	—	—	(10,003)

Total operating expenses	9,766	13,262	21,995	15,757
Gain on sale of intellectual property	—	—	23,000	—

Gain (loss) from operations	(8,391)	(10,784)	3,197	(14,138)
Other income, net	(367)	(131)	(278)	(623)

Net income (loss)	$(8,758)	$(10,915)	$2,919	$(14,761)

Net income (loss) per share:
Basic	$(0.16)	$(0.22)	$0.05	$(0.34)

Diluted	$(0.16)	$(0.22)	$0.05	$(0.34)

Shares used to computed net income (loss) per share:
Basic	54,675	50,136	54,388	43,873

Diluted	54,675	50,136	56,508	43,873

HANSEN MEDICAL

Condensed Consolidated Balance Sheets

(unaudited)

(in thousands)

	June 30, 2011	December 31, 2010
Assets
Cash, cash equivalents and short-term investments	$37,204	$28,033
Accounts receivable	4,525	4,207
Inventories, net	6,139	6,232
Deferred cost of revenues	2,174	3,277
Prepaids and other current assets	1,329	1,796
Property and equipment, net	9,129	10,145
Note receivable	—	3,818
Other assets	424	436

Total assets	$60,924	$57,944

Liabilities and Stockholders’ Equity
Liabilities
Accounts payable	$2,838	$3,157
Deferred revenues	8,384	11,637
Debt	4,456	6,238
Other liabilities	7,623	6,140

Total liabilities	23,301	27,172

Stockholders’ equity	37,623	30,772

Total Liabilities and Stockholders’ Equity	$60,924	$57,944

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